As filed with the Securities and Exchange Commission on March 9, 2007

Registration No. 333-____

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GULF WESTERN PETROLEUM CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation or Organization)

98-0489324
(I.R.S. Employer Identification No.)

4801 Woodway Drive, Suite 306W
Houston, Texas 77056
(Address of Principal Executive Offices)

2007 Non Qualified Stock Option Plan
(Full Title of the Plan)

The Nevada Agency and Trust Company
50 West Liberty Street, Suite 880
Reno, Nevada 89501
(Name and Address of Agent for Service)

(775) 322-0626
(Telephone number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.001	9,000,000(1)	$0.93	$8,370,000	$256.96

(1)    In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers (a) an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein, and (b) any additional shares of common stock which become issuable under the employee benefit plan described herein by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)    Computed in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

EXPLANATORY NOTE

In accordance with the Note to Part I of Form S-8, the information specified by Part I of S-8 has been omitted from this Registration Statement on Form S-8. Such information will be sent or given to participants in the employee benefit plan described herein as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Although such documents are not being filed with the Securities and Exchange Commission, they constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Gulf Western Petroleum Corporation (the “Company”) hereby states that (i) the documents listed in (a) through (b) below are incorporated by reference in this Registration Statement and (ii) all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

(a)    The Company’s Quarterly Reports on Form 10-QSB filed with the Commission on January 22, 2007, November 15, 2006, and August 17, 2006;

(b)    The Company’s Current Reports on Form 8-K filed with the Commission on February 5, 2007, January 25, 2007, January 22, 2007 as amended on January 24, 2007, January 10, 2007, November 29, 2006, and October 20, 2006; and

(c)    The description of our common stock contained in the Company’s SB-2 Registration Statement, No. 333-133759 filed with the Commission on May 3, 2006, as amended on August 25, 2006 and on September 5, 2006, including without limitation, the Articles of Incorporation of the Company, filed as an exhibit to the said Registration Statement, and the and By-Laws of the Company, filed with the Company’s registration statement filed on Form 8-A filed on November 9, 2006.

Item 4.	Description of Securities.

Not Applicable

Item 5.	Interests of Named Experts and Counsel.

Not Applicable

Item 6.	Indemnification of Directors and Officers

As authorized by Section 78.751 of the Nevada Revised Statutes, we may indemnify our officers and directors against expenses incurred by such persons in connection with any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative, involving such persons in their capacities as officers and directors, so long as such persons acted in good faith and in a manner which they reasonably believed to be in our best interests. If the legal proceeding, however, is by or in our right, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he is adjudged to be liable for negligence or misconduct in the performance of his duty to us unless a court determines otherwise.

Under Nevada law, corporations may also purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director or officer (or is serving at the request of the Company as a director or officer of another corporation) for any liability asserted against such person and any expenses incurred by him in his capacity as a director or officer. These financial arrangements may include trust funds, self-insurance programs, guarantees and insurance policies.

Our Articles of Incorporation provide that we will indemnify our directors to the full extent permitted by applicable corporate law now or hereafter in force. However, such indemnity shall not apply if the director did not (a) act in good faith and in a manner the director reasonably believed to be in or not opposed to our best interests, and (b) with respect to any criminal action or proceeding, have reasonable cause to believe the director’s conduct was unlawful. We will advance expenses for such persons pursuant to the terms set forth in the By-laws, or in a separate Board resolution or contract.

Our By-laws provide that our officers and directors shall be indemnified and held harmless against all losses, claims, damages, liabilities, expenses (including attorney’s fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was a director or officer, or he or she was serving at our request as a director, officer, partner, trustee, employee or agent.

Such indemnification shall continue as to an indemnitee who has ceased to be a director or officer of the Company and shall enure to the benefit of the indemnitee’s heirs, executors and administrators.

The effect of these provisions is potentially to indemnify the Company's directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

3.1	Articles of Incorporation*
3.2	Certificate of Amendment to Articles of Incorporation
3.3	Bylaws**
4.1	Gulf Western Petroleum Corporation 2007 Non Qualified Stock Option Plan
5.1	Opinion of Morton & Company as to the legality of the securities being registered
14.1	Code of Business Conduct and Ethics Compliance Program
23.1	Consent of Morton & Company (included in Exhibit 5.1)
23.2	Consent of Malone-Bailey, PC
23.3	Consent of Dale Matheson Carr-Hilton Labonte LLP
24.1	Power of Attorney (Contained on the signature page of this Registration Statement)
99.1	Insider Trading Policy

*Previously filed with the Company’s Registration Statement on Form SB-2 on May 3, 2006, as amended on August 25, 2006 and September 5, 2006.
** Previously filed with the Company’s Registration Statement on Form 8-A filed on November 9, 2006

Item 9.	Undertakings

The undersigned Company hereby undertakes, except as otherwise specifically provided in the rules of the Commission promulgated under the Securities Act:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, Texas, on March 9, 2007.

By:	/s/ Wm. Milton Cox
Wm. Milton Cox, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSON BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Wm. Milton Cox with the power of substitution, his attorney-in-fact, to sign any amendments to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that his substitute, may do or choose to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated.

SIGNATURE	TITLE	DATE

/s/ Bassam Nastat	President, Director	March 9, 2007
Bassam Nastat

/s/ Wm. Milton Cox	Chief Executive Officer,	March 9, 2007
Wm. Milton Cox	Director

/s/ Don Sytsma	Chief Financial Officer,	March 9, 2007
Don Sytsma	Secretary, Treasurer, Director